Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS NAMES PATRICK HALLINAN AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

DEERFIELD, Ill. June 26, 2017 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced that Patrick Hallinan has been named senior vice president and chief financial officer, reporting to CEO Chris Klein. The Company’s current senior vice president and chief financial officer, Lee Wyatt, has been named executive vice president and will retire at the end of 2017, as previously announced. Both positions are effective July 1, 2017.

“Over the last six years with Lee’s leadership, we established a strong company-wide finance team and strong management procedures in all areas of finance. With strong processes and leadership in place, and a transition plan that has gone very well, we’ve accelerated Pat’s move into the CFO role,” said Chris Klein, chief executive officer, Fortune Brands. “Pat is deeply familiar with our strategy and business, having held senior finance roles at our two largest segments: Cabinets and Plumbing. He is a proven leader who understands our performance-driven culture focused on maximizing shareholder value.”

In January 2017, Hallinan assumed the position of senior vice president of finance in order to begin the transition to the CFO role. For the previous three years, he served as chief financial officer of the Plumbing segment. He previously served as vice president of finance at Beam Inc. and as vice president of finance at the Cabinets segment for three years. Hallinan began his career as a consultant at Booz Allen Hamilton. Over the last 25 years he has developed deep finance, strategy and general management experience and today is well positioned to lead the Company into its next phase of growth.

“I am grateful to Lee for his significant contributions since we became a stand-alone company in 2011. With his partnership, we built a solid foundation to drive profitable growth over the long-term while delivering exceptional returns for shareholders,” said Klein.

As executive vice president, Wyatt will continue to serve in a senior leadership role through the end of 2017 and will provide ongoing support to Klein, Hallinan and other members of the executive team on a variety of financial, strategic and operational matters.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s four operating segments are Cabinets, Plumbing, Doors and Security. Its trusted brands include more than a dozen core brands under MasterBrand Cabinets; Moen, ROHL and Riobel under the Global Plumbing Group (GPG); Therma-Tru entry door systems; and Master Lock and SentrySafe security products under The Master Lock Company. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

Source: Fortune Brands Home & Security, Inc.